Exhibit 99.1
vTv Therapeutics Announces 2022 Third Quarter Financial Results and Provides Corporate Update

•Company on-track to initiate Phase 3 clinical trials of TTP399 in the first quarter of 2023

•Industry veteran Paul Sekhri joins the Company as President, Chief Executive Officer, and member of the Board of Directors.

•Agreements with CinRx Pharma and a subsidiary to provide additional capital and access to CinRx’s industry and clinical trial expertise to support advancement of TTP399

HIGH POINT, N.C. - November 10, 2022 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical stage biopharmaceutical company focused on the development of orally administered treatments for type 1 diabetes (T1D) today reported financial results for the third quarter ended September 30, 2022, and provided an update on recent corporate developments.

“During the third quarter, we continued working diligently toward the commencement of TTP399 Phase 3 clinical trials, which we expect to initiate in 1Q2023,” said Paul Sekhri, Chief Executive Officer of vTv. “We intend to submit final protocols to the US Food and Drug Administration (FDA) in the coming weeks, with site-specific startup activities and patient enrollment starting the first quarter of 2023. Through our recently signed partnerships with CinRx and G42, I believe that we are well equipped to further advance the clinical development of TTP399 and move closer to realizing our goal of improving care and quality of life for patients with T1D.”
Recent Achievements

•Leadership. On July 27, 2022, the Company appointed Paul Sekhri as President, Chief Executive Officer (CEO) effective August 1, 2022, and was confirmed as a member of the board of directors on August 9, 2022. Mr. Sekhri brings nearly 30 years of healthcare industry experience, including serving as President and CEO of several healthcare companies, experience in several senior business development and strategy roles and he has been a director on more than 30 private, public company and non-profit boards.

•Partnership. On July 25, 2022, the Company entered into agreements with CinRx Pharma and its subsidiary, CinPax. CinPax agreed to acquire $10.0 million in vTv Class A common stock at approximately $2.41 per share with $6 million paid at closing and the remaining $4.0 million payable on November 22, 2022. vTv will issue warrants to CinRx to acquire 1.2 million additional shares of Class A common stock at an exercise price of approximately $0.72 per share that become exercisable upon agreed vesting triggers. In addition, the agreements set forth terms under which vTv will leverage the CinRx team’s industry experience to collaborate on the oversight of the clinical trials for pharmaceutical products that contain TTP399.

Upcoming Milestones and Events

•Pivotal Study Planning. The Company is planning two pivotal, placebo-controlled clinical trials of TTP399 in subjects with T1D and has engaged with the FDA on the optimal clinical trial designs for these studies. The studies will recruit a total of approximately 1,000 patients and at least one of the studies will be one year of treatment. The FDA and the Company have agreed on the primary endpoint for the studies as the difference between placebo and TTP399-treated group in number of hypoglycemic events. These pivotal studies are expected to start in the first quarter of 2023.

Third Quarter 2022 Financial Results
•Cash Position: The Company’s cash position as of September 30, 2022, was $15.3 million compared to $13.4 million as of December 31, 2021.

•Research & Development (R&D) Expenses: R&D expenses were $3.1 million and $2.4 million in each of the three months ended September 30, 2022, and 2021, respectively. The increase of $0.7 million is attributable to a decrease in clinical trial costs for azeliragon, which was mainly driven by discontinuance of its development as a potential treatment of Alzheimer’s disease in patients with type 2 diabetes and a decrease in spending related to a multiple ascending dose study for HPP737, due to its completion in 2021, offset by higher spending on TTP399 due to drug product related costs and trial preparation costs.
•General & Administrative (G&A) Expenses: G&A expenses were $2.6 million and $2.2 million for each of the three months ended September 30, 2022, and 2021, respectively. The increase was due to higher legal expense and higher other G&A costs offset by lower payroll costs.
•Other (Expense)/Income: Other expense for the three months ended September 30, 2022, was $0.1 million and was driven by an unrealized gain related to the investment in Reneo as well as the losses related to the change in the fair value of the outstanding warrants to purchase shares of our own stock issued to a related party (“Related Party Warrants”). Other income for the three months ended September 30, 2021, was $0.2 million and was related to the unrealized loss recognized related to the investment in Reneo as well as gains related to the change in the fair value of the outstanding warrants in our own stock held by a related party.
•Net Loss: Net loss attributable to vTv shareholders for the three months ended September 30, 2022, was $4.3 million or $0.05 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $1.1 million or $0.02 per basic share.

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,339	$13,415
Accounts receivable	57	57
Promissory note receivable	12,091	—
Prepaid expenses and other current assets	1,281	2,049
Current deposits	15	100
Total current assets	28,783	15,621
Property and equipment, net	230	278
Operating lease right-of-use assets	328	402
Long-term investments	6,175	9,173
Total assets	$35,516	$25,474
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$6,676	$8,023
Current portion of operating lease liabilities	208	184
Current portion of contract liabilities	26	35
Current portion of notes payable	557	256
Total current liabilities	7,467	8,498
Contract liabilities, net of current portion	18,669	—
Operating lease liabilities, net of current portion	333	492
Warrant liability, related party	1,409	1,262
Total liabilities	27,878	10,252
Commitments and contingencies
Redeemable noncontrolling interest	24,207	24,962
Stockholders’ deficit:
Class A Common Stock	815	669
Class B Common Stock	232	232
Promissory note receivable for common stock	(4,000)	—
Additional paid-in capital	253,446	238,193
Accumulated deficit	(267,062)	(248,834)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(16,569)	(9,740)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$35,516	$25,474

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue	$—	$3,000	$2,009	$3,996
Operating expenses:
Research and development	3,055	2,382	8,393	7,922
General and administrative	2,634	2,221	9,813	6,627
Total operating expenses	5,689	4,603	18,206	14,549
Operating loss	(5,689)	(1,603)	(16,197)	(10,553)
Interest income	150	—	200	1
Interest expense	(8)	(6)	(9)	(6)
Other income, net	79	244	(2,777)	2,425
Loss before income taxes	(5,468)	(1,365)	(18,783)	(8,133)
Income tax provision	—	100	200	115
Net loss before noncontrolling interest	(5,468)	(1,465)	(18,983)	(8,248)
Less: Net loss attributable to noncontrolling interest	(1,207)	(378)	(4,564)	(2,312)
Net loss attributable to vTv Therapeutics Inc.	$(4,261)	$(1,087)	$(14,419)	$(5,936)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(4,261)	$(1,087)	$(14,419)	$(5,936)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted	$(0.05)	$(0.02)	$(0.20)	$(0.10)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted	80,490,121	61,073,280	72,649,531	58,737,170
About vTv Therapeutics
vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by programs for the treatment of type 1 diabetes. vTv’s development partners are pursuing additional indications in type 2 diabetes, chronic obstructive pulmonary disease, renal disease, primary mitochondrial myopathy, and pancreatic cancer.
Forward-Looking Statements
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. In addition, we may not be able to successfully complete a successful financing, partnering or licensing transactions with respect to TTP399. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:

Investors:
Lee Roth
Burns McClellan
lroth@burnsmc.com

Media:
Katie Larch / Robert Flamm, Ph.D.
Burns McClellan, Inc.
klarch@burnsmc.com / rflamm@burnsmc.com